Exhibit 16

Tel: 717-233-8800	945 E. Park Drive, Suite 103
Fax: 717-233-8801	Harrisburg, PA 17111
www.bdo.com

March 31, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 28, 2017, to be filed by our former client, Peoples Financial Services Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ BDO USA, LLP